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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                                (Amendment No.)


                                  Webzen Inc.
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                                (Name of issuer)


                         COMMON STOCK, 500 Won per share
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                         (Title of class of securities)


                                    94846M102
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                                 (CUSIP number)


                               December 16, 2003
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             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)


--------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  94846M102                                         Page 2 of 10 Pages
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Partners LLC
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
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      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 268,600 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              268,600 common stock
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           268,600 common stock
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.15% common stock
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   12      TYPE OF REPORTING PERSON *

           CO, IA
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  94846M102                                          Page 3 of 10 Pages
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Charles Jobson
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
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      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             10,100 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 268,600 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              10,100 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              268,600 common stock
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           278,700 common stock
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.38% common stock
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   12      TYPE OF REPORTING PERSON *

           IN
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  94846M102                                          Page 4 of 10 Pages
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Christopher Argyrople
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
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      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 268,600 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              268,600 common stock
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           268,600 common stock
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.15% common stock
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   12      TYPE OF REPORTING PERSON *

           IN
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

	This Schedule 13G is being filed to report, among other things, the change in the percentage ownership of the beneficial owners due to a decrease in the outstanding shares of the Issuer.

ITEM 1(a).  NAME OF ISSUER:

            Webzen Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	    Daelim Acrotel Bldg 6th Floor
            467-6 Dogok-dong, Kangnam Ku
            Seoul M4
	    00000

ITEM 2(a).  NAMES OF PERSON FILING:


            Delta Partners LLC, a Delaware Limited Liability Company Charles Jobson, United States Citizen
            Christopher Argyrople, United States Citizen


ITEM 2(b).  BUSINESS MAILING ADDRESS FOR EACH PERSON FILING:

            Each of the reporting persons & entities has a business address of:

            One International Place, Suite 2401
            Boston, MA 02110


ITEM 2(c).  CITIZENSHIP:

            Shown in item 2(a) above


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value 500 Won per share


ITEM 2(E).  CUSIP NUMBER:

                                   94846M102

ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
       WHETHER THE PERSON FILING IS A:

                                 Not Applicable

If this statement is filed pursuant to Rule 240,13d-1(c), check this box [x].

ITEM 4.  OWNERSHIP:

            DELTA PARTNERS LLC *
      (a) Amount Beneficially Owned:   268,600 common stock
                                     -------------------------------------------
      (b) Percent of Class:     6.15% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  268,600 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: 268,600 common stock
                                                                       ---------

      CHARLES JOBSON *
      (a) Amount Beneficially Owned:   278,700 common stock
                                     -------------------------------------------
      (b) Percent of Class:    6.38% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  10,100 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: 268,600 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 10,100
								    common stock
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: 268,600 common stock
                                                                       ---------



      CHRISTOPHER ARGYROPLE *
      (a) Amount Beneficially Owned:   268,600 common stock
                                     -------------------------------------------
      (b) Percent of Class:     6.15% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: 268,600 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: 268,600 common stock
                                                                       ---------


* Shares reported for Delta Partners, LLC, Charles Jobson, and Christopher Argyrople include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, and Prism Partners QP, LP (the "Funds").

Percentage ownership is calculated using shares included in the prospectus dated December 17, 2003. Shares beneficially owed by the Funds include 210,000 foreign issues and 586,000 ADRs converted to 58,600 common shares. Shares benefically owned by Charles Jobson include 101,000 ADRs converted to 10,100 common shares.


Item 5.  Ownership of Five Percent or Less of a Class:

       				 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                                 Not Applicable


ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 23, 2003



                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member


                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Webzen Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 23th day of December 2003.



                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member


                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------